Exhibit 10.7

Execution Version

Employment Agreement

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of December 16, 2014 (the “Effective Date”) by and between Chiasma (Israel) Ltd., a company incorporated in the State of Israel, having its offices at 10 Hartom Street, Jerusalem 91450, Israel (the “Company”), and Roni Mamluk (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company recognizes that Executive possesses skills and abilities that are valuable to the Company’s Business (the “Business”), the Company desires to continue to employ Executive and Executive desires to be so employed by the Company.

NOW THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

1.	PREAMBLE.

1.1.	The preamble of this Agreement constitutes an integral part thereof.

1.2.	The division of the terms of this Agreement into clauses and the headings of the clauses are solely for the sake of convenience and they may not be used for interpretive purposes. The Appendixes to this Agreement constitute an integral part hereof.

1.3.	References in this Agreement to a particular gender shall be applicable to all genders.

2.	EMPLOYMENT. The Company hereby continues to employ Executive as the Chief Executive Officer (the “CEO”) of the Company in a full time capacity on the terms and conditions contained herein; provided, that, the Company may change Executive’s position to another officer level position with the Company in connection with hiring a new Chief Executive Officer (the “New CEO”). Executive hereby agrees to be employed by the Company in such capacity and to discharge and perform faithfully and to the best of her ability such duties and services of an executive, administrative and managerial nature consistent with the position of CEO or her new position, as applicable, as shall be specified and determined from time to time by the Board of Directors of Parent (the “Board”) or the New CEO after consultation with Executive.

3.	DUTIES. During the term of this Agreement, Executive shall devote substantially all of her business time, skill, labor and attention to the affairs of the Company in furtherance of the Business. Executive shall exercise the authority, powers, functions, and duties that attach to her position. Without limiting the foregoing, Executive shall report directly to the Board or the New CEO and shall be subject to the general direction and control of the Board or the New CEO.

4.	INTENTIONALLY OMITTED.

5.	TERM. Executive’s employment under this Agreement will commence on the Effective Date and shall continue until terminated by Executive or by the Company pursuant to the provisions hereof (“Employment Period”).

6.	COMPENSATION AND RELATED MATTERS. During the Employment Period, Executive shall be entitled to the following:

6.1.	Salary –

(a)	The Company shall pay Executive a gross monthly salary of $23,750 USD (the “Salary”) for her services hereunder.

(b)	The Salary shall be reviewed by the Board annually and shall be adjusted for any increases approved by the Board.

(c)	As the Executive is employed hereunder in a managerial position involving a fiduciary relationship between the Executive and the Company, the Work and Rest Law (5711-1951), and any other law amending or replacing such law, shall not apply to the Executive or to her employment with the Company, and the Executive shall not be entitled to any compensation in respect of such law. The Executive acknowledges and agrees that the Salary and the compensation set for her hereunder include a proper and just reward for the requirements of her position and status and the obligation to work at irregular hours of the day. Accordingly, the Executive shall not be entitled to any additional bonus or other payment for extra hours of work.

(d)	The Salary shall be paid no later than the 9th day of each month, for the preceding month.

(e)	All cash amounts payable under this Agreement to Executive shall be paid in Israeli New Shekel (NIS) with an exchange rate to United States dollars that is equal to 3.84 NIS for every 1 USD.

(f)	All the amounts specified in this Agreement are gross sums. The Company shall deduct and withhold all required taxes and other statutory payments, including health insurance contributions and social security contributions from the Salary and from all other rights and benefits received by the Executive.

(g)	The Executive shall regard and retain as confidential and shall not divulge to any of the Company’s employees and/or any third party, either during or after the Executive’s Employment Period, directly or indirectly, the terms of the Executive’s employment and Salary.

(h)	All social benefits and/or other payments due and payable to the Executive (if any) shall be calculated only on the basis of the Salary. It is hereby declared and agreed that all participation in expenses and any other benefits, including, but without derogating from the generality of the foregoing, bonus payments (if payable) and benefits in kind given to the Executive in the terms of this Agreement or deriving therefrom, do not and shall not form part of the Salary.

6.2.

Bonus –Executive shall be eligible to participate in an annual bonus program for members of senior management, where she will be eligible for a bonus as determined by the Board (the “Bonus”). The performance targets for such Bonus shall be determined by the Board, after consultation with Executive, no later than six months following the beginning of the applicable performance period. Executive’s Bonus target shall not be less than 30% of Executive’s Salary for 12 months (the “Target Bonus”). If a Bonus is earned and approved by the Board, it will be payable in cash in the calendar year following the calendar year in which the Bonus was earned. The Bonus may be pro-rated based on the number of days that the Executive was employed by the Company in the preceding year. It is hereby made clear that the Bonus or any part thereof (if payable) shall not be deemed a part of the Executive’s Salary for any purpose, including for purposes of calculation of severance pay, if any.

6.3.	Expenses – The Company shall reimburse Executive for all reasonable and customary travel, business and entertainment expenses incurred in connection with Executive’s performance of her services hereunder, subject to an itemized account of such expenses substantiated by appropriate receipts, all in accordance with the Company’s policy from time to time.

6.4.	Vacation- The Executive shall be entitled to 20 paid vacation days per year. The Executive is required to make every reasonable effort to exercise her annual vacation during the year it is accrued and shall be obliged to take at least five (5) paid vacation days during each year of the Executive’s employment; provided however, that if the Executive is unable to utilize all the vacation days, she will be entitled to accumulate the unused balance of the vacation days standing to her credit according to the law. Vacation shall be taken in accordance with the Company policy and prior approval. For avoidance of any doubt, it is hereby agreed that the Company shall be entitled to set uniform dates for vacation to all or part of its Executives, as it shall deem fit.

6.5.	Recreation Pay- The Executive shall be entitled to annual recreation pay (“Dmey Havra-ah”) in an amount determined in accordance with the applicable law.

6.6.	Sick Leave- The Executive shall be entitled to sick leave (“Yemei Mahala”) as provided by the Sickness Pay Law, 5736-1976. The Executive shall notify the Company, immediately, of any absence due to sickness and furnish the Company with an applicable medical certificate to approve it. Sick days are not redeemable and may not be converted into cash.

6.7.	Cellular Phone- The Company shall provide a cellular phone for the Executive for the purpose of performing her duties hereunder. The Company shall bear all expenses of the usage of such cellular phone by the Executive. The Executive shall bear all tax consequences arising out of the possession and use of the cellular phone by her and shall not be entitled to any reimbursement. The cellular phone will be returned to the Company by the Executive upon the termination of the employment relations between the parties, for any reason whatsoever.

6.8.	Company Car-

(a)	The Company shall furnish for the Executive a car (Group 2) (the: “Car”) for the purpose of performing her duties hereunder.

(b)	The Company shall bear all maintenance and usage expenses of the Car by the Executive. The Company will deduct from the Executive’s Salary the income tax resulting from the value of the monthly use of the Car, in accordance with the income tax regulations applicable thereto and the Social Security Provisions.

(c)	The Car will be returned to the Company by the Executive upon the termination of the Executive-employer relations between the parties, for any reason whatsoever.

(d)	The Company will pay any expenses made regarding the Car including, but not limited, insurance and gas, however, the Executive shall bear and pay all expenses relating to any violation of law committed in connection with the use of the Car, including any parking or traffic fines, and will bear the sole liability in connection therewith.

(e)	The Executive undertakes to maintain the Car in good condition, and undertakes to act in accordance with the Company’s policies regarding company’s cars, as such shall be in effect from time to time.

6.9.	Pension Insurance-

(a)	The Company and the Executive shall obtain and maintain a pension insurance to the Executive, in a Managers Insurance and/or a Pension Fund (the: “Pension Insurance”), according to the Executive’s choice.

(b)	The contributions to the Pension Insurance shall be as follows:

(i)	In the event that the Pension Insurance is Managers Insurance- The Company shall contribute on behalf of the Executive a monthly aggregated amount equal to thirteen and a third percent (13.33%) of the Salary, in the following portions: five percent (5%) of the Salary for pension in Manager Insurance compensation and eight and a third percent (8.33%) of the Salary on the account of severance compensation. The Company shall deduct from the Executive’s Salary an aggregated amount equal to five percent (5%) of the Salary for such fund. In addition, the Company shall pay an amount of up to 2.5% of the Salary towards disability insurance.

(ii)	In the event that the Pension Insurance is a Pension Fund - The Company shall contribute on behalf of the Executive a monthly aggregated amount equal to fourteen and a third percent (14.33%) of the Salary, in the following portions: six percent (6%) of the Salary for pension compensation and eight and a third percent (8.33%) of the Salary on the account of severance compensation. The Company shall deduct from the Executive’s Salary an aggregated amount equal to five and a half percent (5.5%) of the Salary for such fund.

(iii)	The Executive will be entitled to choose to be insured in both Manager Insurance and the Pension Fund, namely the Executive will be entitled to choose an amount of her Salary to be insured in a Manager Insurance and an amount of her Salary (being the balance of her Salary) that will be insured in a Pension Fund, all subject to the allocation percentages mentioned in Sections (a) and (b) above.

(c)	The Company’s allocations to the Pension Insurance on the Executive’s behalf are in accordance with the general approval of the Minister of Labor and Social Welfare regarding payments by employers to a pension fund and insurance fund in lieu of severance pay (hereinafter: the “General Approval”), annexed hereto as Appendix A, pursuant to Article 14 of the Severance Payments Law, 5723-1963 (the “Severance Payment Law”), and the Executive hereby acknowledges that the amounts contributed by the Company for severance compensation under the Pension Insurance, shall be deemed to be made instead of the severance payments to which the Executive may be entitled, under the provisions of the Severance Payment Law, and shall constitute a full and complete payment thereof.

Exhibit B

[This Exhibit B Translated from Hebrew]

            ,

Name: Dr. Roni Mamluk

To: Chiasma (Israel) Ltd. (the “Company”)

Acceptance, Release and Confidentiality Form

1.	I, the undersigned, Dr. Roni Mamluk, hereby confirm that I have received from the Company all amounts which are due or owing to me as a result of or in connection with my employment at the Company and/or the termination thereof, which has commenced on July 11, 2006 and has terminated on , , including with respect to salary payments, wages, recreation payment, vacation, travel expenses, notice period, severance pay (if applicable), payments and/or contributions to pension funds and/or managers insurance and/or study fund, and any other payment, right and/or benefit which I am entitled to receive from the Company, including without limitation, as a result of or in connection with my employment with the Company and/or the termination of my employment, including the payments listed in the appendix hereto, which shall be payable to me at the beginning of the month of , whether under contract, tort, unjust enrichment or otherwise, if any, and I further confirm that the Company has fulfilled all of its commitments, undertakings and promises towards me.

I hereby confirm and undertake that I will not have any claims towards the Company, its office holders and/or shareholders, including without limitation, as a result of or in connection with my employment in the Company and/or the termination of my employment, whether under contract, tort, unjust enrichment or otherwise, if any, and I hereby waive any such claim, action or demand, that existed, currently exists or that may arise in the future.

I confirm further that I have received all approvals required for the release of funds accumulated in my name (for allocations made by me or the Company) in the study funds / managers insurance / pension fund managed on my behalf at Menora Mivtachim.

2.	I hereby confirm that the Company has provided me with a breakdown of all monies, according to their different components, which I am entitled to due to or as a result of my employment with the Company and/or the termination of my employment, as set forth in the appendix hereto, and I have been given an opportunity to inquire regarding my rights. I am signing this Acceptance and Release Form following such inquiries.

3.	I hereby confirm that my obligations for confidentiality, non-competition, non-solicitation and intellectual property assignment set forth in Annex B of my Employment Agreement with the Company dated June 1, 2006, as amended (the “Employment Agreement”) continues to apply following the termination of my employment with the Company.

4.	I hereby undertake that I shall not take any action, including in writing, orally or behaviorally, which may harm or damage the good name of the Company, its affiliates, their employees, managers, office holders or shareholders.

5.	In accordance with Section 3 of the Employment Agreement, I am aware and I hereby confirm that the Company may read and monitor the e-mail messages received in my office mailbox which has been provided to me in the framework of my position in the Company (the “Mailbox”) for the continued handling of any matters I have been entrusted with, in the framework of my employment. I hereby provide the Company with an irrevocable authorization to appoint a Company representative who shall be responsible for reviewing any e-mail messages received in my Mailbox and referring such messages to the appropriate channels and personnel within the Company for further handling.

I hereby confirm that such review of any e-mail messages for work related matters is appropriate and required and does not constitute any breach of my privacy.

I undertake to immediately notify all of my friends and acquaintances that they should not send any further personal e-mails to my Mailbox so that my personal affairs shall not be made known to the Company. If, notwithstanding such notification, any personal e-mails which are not related to the Company shall be received in my Mailbox, I hereby authorize the Company to collectively transfer these messages to me pursuant to the Company’s discretion and without placing the Company with any duty to transfer such messages.

I hereby confirm the Company to close my Mailbox completely following a transition period which shall be determined by the Company in its discretion and as required.

6.	I have been explained the meaning and implications of this Acceptance and Release Form, including the waiver of further claims, actions and demands, whether existing or that may arise, I have understood and signed this Acceptance and Release Form of my own free will, being aware of its meaning and implications.

7.	If applicable, this Acceptance and Release Form also constitutes a settlement agreement and notice of final clearance with respect to severance pay in according with Article 29 of the Severance Pay Law, 1963.

In witness whereof, I have signed this Acceptance and Release Form this day             ,         .

Signature

Details of Rights and Final Settlement Account

Acceptance, Release and Confidentiality Appendix

for Dr. Roni Mamluk from:             ,

1.	Last Salary – N.I.S.

2.	Additional Salary Components (overtime, car maintenance, etc.) – N.I.S.

3.	Convalescence Pay – N.I.S.

4.	Vacation days redemption – N.I.S.

5.	A one-time retirement grant – N.I.S.

Employee’s Signature	Date

Note: All the expressed amounts are “Gross”, before making the requisite deductions by law or agreement.